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                                                                     Exhibit 2p.
                                                                     -----------

                         WESTERN ASSET PREMIER BOND FUND

                             Subscription Agreement


         This Agreement made this 7th day of March, 2002, by and between Western Asset Premier Bond Fund, a Massachusetts business trust (the "Trust"), and Western Asset Management Company (the "Subscriber");

         WITNESSETH:

         WHEREAS, the Trust has been formed for the purposes of carrying on business as a closed-end management investment company; and

         WHEREAS, the Subscriber has been selected by the Trust's Board of Trustees to serve as investment manager to the Trust; and

         WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Trust wishes to sell to the Subscriber, 6,981 common shares of beneficial interest of the Trust, no par value (the "Shares"), for a purchase price of $14.325 per share;

         NOW THEREFORE, IT IS AGREED:

         1. The Subscriber subscribes for and agrees to purchase from the Trust the Shares for a purchase price of $14.325 per Share and an aggregate purchase price of $100,002.83. Subscriber agrees to make payment for the Shares at such time as demand for payment may be made by an officer of the Trust.

         2. The Trust agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the aggregate purchase price.

         3. To induce the Trust to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

                  (a) That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933 (the "Securities Act"), or registered or qualified under the securities laws of any state;

                  (b) That the Shares will be sold by the Trust in reliance on an exemption from the registration requirements of the Securities Act;

                  (c) That the Trust's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

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                  (d)      That when issued, the Shares will be "restricted
securities" as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act ("Rule 144") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

                  (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

         The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to restrictions on the transferability of the Shares.

         4. To further induce the Trust to accept its subscription and issue the Shares subscribed for, the Subscriber:

                  (a) Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

                  (b) Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:

                  The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

                  (c) Consents, as the sole holder of the Trust's common shares of beneficial interest and pursuant to Section 23(b)(2) of the Investment Company Act of 1940, to the issuance by the Trust of common shares of beneficial interest at a price per share as set forth in the Underwriting Agreement relating to the public offering of Shares.

         5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

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         6.       The Trust's Agreement and Declaration of Trust, as amended, is on file with the Secretary of State of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Trust by an officer or Trustee of the Trust as an officer or Trustee, as the case may be, and not individually, and the obligations imposed upon the Trust by this Subscription Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.


         IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.



                                  WESTERN ASSET PREMIER BOND FUND


                                  By: /s/ JAMES W. HIRSCHMANN
                                      ------------------------------------------
                                      Name:  James W. Hirschmann
                                      Title: President


                                  WESTERN ASSET MANAGEMENT COMPANY


                                  By: /s/ ILENE S. HARKER
                                      ------------------------------------------
                                      Name:  Ilene S. Harker
                                      Title: Director of Compliance and Controls

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